EXHIBIT 99.1

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following summary of the material U.S. federal income tax considerations associated with an investment in our securities is based on current law, is for general information only, and is not tax advice. This summary is based on the Internal Revenue Code, Treasury Regulations, administrative interpretations and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the Internal Revenue Service will not assert, and that a court will not sustain, a position contrary to any of the tax consequences described below. Furthermore, the following discussion is not exhaustive of all possible tax considerations applicable to our Company as a REIT and to our security holders. It does not provide a detailed discussion of any state, local or foreign tax considerations, nor does it discuss all of the aspects of United States federal income taxation that may be relevant to a security holder in light of his or her particular circumstances or to stockholders who are subject to special treatment under the United States federal income tax laws.
This summary deals only with offered securities held as “capital assets” (within the meaning of Section 1221 of the Internal Revenue Code) and does not address all of the tax considerations applicable to an investor's particular circumstances or to investors that may be subject to special tax rules, including, without limitation, financial institutions, insurance companies, dealers in securities or currencies, persons subject to the mark-to-market rules of the Internal Revenue Code, persons that will hold notes or our common stock as a position in a hedging transaction, “straddle” or “conversion transaction” for tax purposes, entities treated as partnerships for U.S. federal income tax purposes, U.S. holders (as defined below) that have a “functional currency” other than the U.S. dollar, persons subject to the alternative minimum tax provisions of the Internal Revenue Code and, except as expressly indicated below, tax-exempt organizations.
In addition, if a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a holder of offered securities, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. Holders that are partnerships, and partners in such partnerships, should consult their tax advisors about the U.S. federal income tax consequences of purchasing, holding and disposing of our offered securities.
Each prospective purchaser of the offered securities is advised to consult his or her own tax advisor regarding the specific tax consequences to the purchaser of the purchase, ownership and sale of the offered securities and of our election to be taxed as a REIT, including the U.S. federal, state, local, foreign and other tax consequences of the purchase, ownership, sale and election and of potential changes in applicable tax laws. In particular, foreign investors should consult their own tax advisors concerning the tax consequences of an investment in our Company, including the possibility of United States income tax withholding on our distributions.
Taxation of CBL
We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code and applicable Treasury Regulations, which set forth the requirements for qualifying as a REIT, commencing with our taxable year ended December 31, 1993. We believe that, commencing with our taxable year ended December 31, 1993, we have been organized and have operated, and are operating, in a manner qualifying us for taxation as a REIT under the Internal Revenue Code. We intend to continue to operate in such a manner, although no assurances can be given that we will operate in a manner necessary to qualify or remain qualified as a REIT.
The sections of the Internal Revenue Code relating to qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the Internal Revenue Code sections that govern the U.S. federal income tax treatment of a REIT. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions and Treasury Regulations, and administrative and judicial interpretations of the applicable Internal Revenue Code provisions and Treasury Regulations.

In connection with this filing, Husch Blackwell LLP has rendered an opinion to us that (i) we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code during our taxable years ended December 31, 2005 through December 31, 2015, and (ii) if we continue to be organized and operated after December 31, 2015 in the same manner, we will continue to qualify as a REIT. This opinion is conditioned upon certain assumptions and representations made by us to Husch Blackwell LLP as to factual matters relating to our organization, operation and income, and upon certain representations made by our Chief Legal Officer to Husch Blackwell LLP as to factual and legal matters relating to our income. Husch Blackwell LLP's opinion also is based upon assumptions and our representations as to future conduct, income and assets. In addition, this opinion is based upon our factual representations concerning our business and properties as described in the reports filed by us under the federal securities laws. The opinion of Husch Blackwell LLP is limited to this discussion under the heading “Material U.S. Federal Income Tax Considerations” and is filed as an exhibit to the registration statement of which this prospectus is a part.
Moreover, our qualification and taxation as a REIT depend on our ability to meet, through actual annual operating results, certain distribution levels, a specified diversity of stock ownership, and the various other qualification tests imposed under the Internal Revenue Code as discussed below. Our annual operating results will not be reviewed by Husch Blackwell LLP. Accordingly, the actual results of our operations for any particular taxable year may not satisfy these requirements. Further, the anticipated income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. While we intend to operate so that we qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we satisfy all of the tests for REIT qualification or will continue to do so.
For as long as we qualify for taxation as a REIT, we generally will not be subject to U.S. federal corporate income taxes on our income that is currently distributed to stockholders. The REIT requirements generally allow a REIT to deduct dividends paid to its stockholders. This treatment substantially eliminates the “double taxation” (once at the corporate level and again at the stockholder level) that generally results from investment in a corporation.
If we fail to qualify as a REIT in any year, however, we will be subject to U.S. federal income tax as if we were an ordinary corporation. In addition, our stockholders will be taxed in the same manner as stockholders of ordinary corporations (including, in the case of stockholders that are not corporations, potentially being eligible for preferential tax rates on dividends received from us). In that event, we could be subject to potentially significant tax liabilities, the amount of cash available for distribution to our stockholders could be reduced and we would not be obligated to make any distributions. Moreover, we could be disqualified from taxation as a REIT for four taxable years beginning after the first taxable year for which the loss of REIT status occurred. For a discussion of the tax consequences of failure to qualify as a REIT, see “Material U.S. Federal Income Tax Considerations-Failure to Qualify” below.
Even if we qualify for taxation as a REIT, we may be subject to U.S. federal income tax as follows:

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First, we will be taxed at regular corporate rates on any undistributed “real estate investment trust taxable income,” including undistributed net capital gain. However, we can elect to “pass through” any of our taxes paid on our undistributed net capital gain income to our stockholders on a proportional basis.

•	Second, under certain circumstances, we may be subject to the “alternative minimum tax” on our items of tax preference, if any.

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Third, if we have (1) net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business or (2) other non-qualifying net income from foreclosure property, we will be subject to tax at the highest corporate rate on such income. Foreclosure property means property acquired by reason of a default on a lease or any indebtedness held by a REIT.

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Fourth, if we have net income from “prohibited transactions” (which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, generally other than (i) property held for at least two years that qualifies for a statutory safe harbor, (ii) foreclosure property, and (iii) property involuntarily converted), such income will be subject to a 100% penalty tax.

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Fifth, if we should fail to satisfy the gross income tests or the asset tests, and nonetheless maintain our qualification as a REIT because certain other requirements have been satisfied, we will ordinarily be subject to a penalty tax relating to such failure, computed as described below. Similarly, if we maintain our REIT status despite our failure to satisfy one or more requirements for REIT qualification, other than the gross income tests and asset tests, we must pay a penalty of $50,000 for each such failure.

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Sixth, if we should fail to distribute during each calendar year at least the sum of (1) 85% of our ordinary income for such year, (2) 95% of our net capital gain income for such year, and (3) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts distributed.

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Seventh, if we acquire in the future any asset from a “C” corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and we recognize gain on the disposition of such asset during the 10-year period (or, for assets acquired between January 1, 2015 and August 7, 2016, the 5-year period) beginning on the date on which we acquired such asset, then, to the extent of any built-in, unrealized gain at the time of acquisition, such gain generally will be subject to tax at the highest regular corporate rate.

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Eighth, if we receive non-arm's-length income as a result of services provided by a taxable REIT subsidiary, defined below, to our tenants, or if we receive certain other non-arm's-length income from a taxable REIT subsidiary, we can be subject to a 100% corporate level tax on the amount of the non-arm's-length income. For taxable years beginning after December 31, 2015, a 100% excise tax is imposed on “redetermined TRS service income,” which is income of a taxable REIT subsidiary attributable to services provided to, or on behalf of, its associated REIT and which would otherwise be increased on distribution, apportionment, or allocation under Section 482 of the Internal Revenue Code.

Requirements for Qualification
Organizational Requirements
In order to remain qualified as a REIT, we must continue to meet the various requirements under the Internal Revenue Code, discussed below, relating to our organization and sources of income, the nature of our assets, distributions of income to our stockholders, and our diversity of stock ownership.
The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors,

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest,

(3)	that would be taxable as a domestic corporation but for Sections 856 through 860 of the Internal Revenue Code,

(4)	that is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code,

(5)	the beneficial ownership of which is held by 100 or more persons,

(6)
not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) at any time during the last half of each taxable year, and

(7)	that meets certain other tests, described below, regarding the nature of its income and assets.

The Internal Revenue Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of condition (6), certain tax-exempt entities are generally treated as individuals. However, a pension trust generally will not be considered an individual for purposes of condition (6). Instead, beneficiaries of the pension trust will be treated as holding stock of a REIT in proportion to their actuarial interests in the trust. If we were to fail to satisfy condition (6) during a taxable year, that failure would not result in our disqualification as a REIT under the Internal Revenue Code for such taxable year as long as (i) we satisfied the stockholder demand statement requirements described in the succeeding paragraph and (ii) we did not know, or exercising reasonable diligence would not have known, whether we had failed condition (6).
We have satisfied the requirements of conditions (1) through (4) and (7), and we believe that the requirements of conditions (5) and (6) have been and are currently satisfied. In addition, our Certificate of Incorporation provides for restrictions regarding transfer of our shares in order to assist us in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements. If we fail to satisfy these share ownership requirements, our status as a REIT will terminate, unless we are eligible for the specified relief provisions described below. These transfer restrictions are described under the captions “Description of Capital Stock - Description of Preferred Stock” and “Description of Capital Stock - Description of Common Stock - Restrictions on Transfer” in this prospectus. Moreover, to evidence compliance with these requirements, we must maintain records which disclose the actual ownership of our outstanding common stock and preferred stock. In fulfilling our obligations to maintain records, we must and will demand written statements each year from the record holders of designated percentages of our stock disclosing the actual owners of such stock. A list of those persons failing or refusing to comply with such demand must be maintained as part of our records. A stockholder failing or refusing to comply with our written demand must submit with its U.S. federal income tax returns a similar statement disclosing the actual ownership of stock and certain other information.
We are treated as having satisfied condition (6) above if we comply with the regulatory requirements to request information from our stockholders regarding their actual ownership of our stock described above, and do not know, or in exercising reasonable diligence would not have known, that we failed to satisfy this condition. If we fail to comply with these regulatory requirements for any taxable year we will be subject to a penalty of $25,000, or $50,000 if such failure was intentional. However, if our failure to comply was due to reasonable cause and not willful neglect, no penalties will be imposed.
Additionally, a corporation may not elect to become a REIT unless its taxable year is the calendar year. Our taxable year is the calendar year.
Qualified REIT Subsidiaries. We currently have two “qualified REIT subsidiaries,” CBL Holdings I, Inc. and CBL Holdings II, Inc., and may have additional qualified REIT subsidiaries in the future. A corporation that is a qualified REIT subsidiary will not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary will be treated as assets, liabilities, and items of income, deduction, and credit of the REIT. Thus, in applying these requirements, the separate existence of our qualified REIT subsidiaries will be ignored, and all assets, liabilities, and items of income, deduction, and credit of these subsidiaries will be treated as our assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is not subject to U.S. federal income tax and our ownership of the stock of such a subsidiary will not violate the REIT asset tests.

Taxable REIT Subsidiaries. We have established several “taxable REIT subsidiaries,” including the Management Company, and may establish additional taxable REIT subsidiaries in the future. A “taxable REIT subsidiary” is an entity taxable as a corporation in which we own stock and that elects with us to be treated as a taxable REIT subsidiary under Section 856(l) of the Internal Revenue Code. In addition, if one of our taxable REIT subsidiaries owns, directly or indirectly, securities representing more than 35% of the vote or value of a subsidiary corporation, that subsidiary will also be treated as our taxable REIT subsidiary. A taxable REIT subsidiary is subject to United States federal income tax, and state and local income tax where applicable, as a regular “C” corporation.
Partnerships. In the case of a REIT that is a direct or indirect partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share, generally based on its pro rata share of capital interest in the partnership, of the assets of the partnership and will be deemed to be entitled to the gross income of the partnership attributable to that share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of a partner qualifying as a REIT for purposes of the gross income tests and the asset tests described below. Thus, our proportionate share of the assets, liabilities and items of income, deduction and credit of the Operating Partnership and the property partnerships will be treated as our assets, liabilities and items of income, deduction and credit for purposes of applying the requirements described in this section, provided that the Operating Partnership and property partnerships are treated as partnerships for U.S. federal income tax purposes.
Income Tests
In order for us to maintain our qualification as a REIT, there are two gross income requirements that must be satisfied annually. First, at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property, including “rents from real property,” as described below, and, in certain circumstances, interest, or from certain types of temporary investments. Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from real property investments of those kinds, dividends, other types of interest, gain from the sale or disposition of stock or securities that do not constitute dealer property, or any combination of the foregoing. Dividends that we receive on our indirect ownership interest in the Management Company, as well as interest that we receive on our loan to the Management Company and other interest income that is not secured by real estate, generally will be includable under the 95% test but not under the 75% test.
Rents received or deemed to be received by us will qualify as “rents from real property” for purposes of the gross income tests only if several conditions are met:

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First, the amount of rent must not be based, in whole or in part, on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

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Second, rents received from a tenant will not qualify as rents from real property if we, or a direct or indirect owner of 10% or more of our stock, owns, directly or constructively, 10% or more of the tenant, except that rents received from a taxable REIT subsidiary under certain circumstances qualify as rents from real property even if we own more than a 10% interest in the subsidiary.

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Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property. For taxable years beginning after December 31, 2015, certain obligations secured by a mortgage on both real property and personal property will be treated as a qualifying real estate asset and give rise to qualifying income for purposes of the 75% gross income test if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property.

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Fourth, a REIT may provide services to its tenants and the income will qualify as rents from real property if the services are of a type that a tax exempt organization can provide to its tenants without causing its rental income to be unrelated business taxable income under the Internal Revenue Code. Services that would give rise to unrelated business taxable income if provided by a tax exempt organization must be provided either by the Management Company or by an independent contractor who is adequately compensated and from whom the REIT does not derive any income; otherwise, all of the rent received from the tenant for whom the services are provided will fail to qualify as rents from real property if the services income exceeds a  de minimis  amount. However, rents will not be disqualified if a REIT provides  de minimis  impermissible services. For this purpose, services provided to tenants of a property are considered  de minimis  where income derived from the services rendered equals 1% or less of all income derived from the property, with the threshold determined on a property-by-property basis. For purposes of the 1% threshold, the amount treated as received for any service may not be less than 150% of the direct cost incurred in furnishing or rendering the service. Also note, however, that receipts for services furnished, whether or not rendered by an independent contractor, which are not customarily provided to tenants in properties of a similar class in the geographic market in which our property is located will in no event qualify as rents from real property.

Substantially all of our income is derived from our partnership interest in the Operating Partnership. The Operating Partnership's real estate investments, including those held through the property partnerships, give rise to income that enables us to satisfy all of the income tests described above. The Operating Partnership's income is largely derived from its interests, both direct and indirect, in the properties, which income, for the most part, qualifies as “rents from real property” for purposes of the 75% and the 95% gross income tests. The Operating Partnership also derives dividend income from its interest in the Management Company.
None of us, the Operating Partnership or any of the property partnerships has a plan or intention to (1) charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above) other than relatively minor amounts that do not affect compliance with the above tests; (2) rent any property to a tenant of which we, or an owner of 10% or more of our stock, directly or indirectly, own 10% or more, other than under leases with CBL & Associates, Inc., the Management Company and certain of our affiliates and officers and certain affiliates of those persons that produce a relatively minor amount of non-qualifying income and that we believe will not, either singly or when combined with other non-qualifying income, exceed the limits on non-qualifying income; (3) derive rent attributable to personal property leased in connection with property that exceeds 15% of the total rents other than relatively minor amounts that do not affect compliance with the above tests; or (4) directly perform any services that would give rise to income derived from services that give rise to “unrelated business taxable income” as defined in Section 512(a) of the Internal Revenue Code.
For purposes of the gross income tests, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentage of receipts or sales. Although the Operating Partnership or the property owners may advance money from time to time to tenants for the purpose of financing tenant improvements, we and the Operating Partnership do not intend to charge interest in any transaction that will depend in whole or in part on the income or profits of any person or to make loans that are not secured by mortgages of real estate in amounts that could jeopardize our compliance with the 5% and 10% asset tests described below.
Certain foreign currency gains are excluded from gross income for purposes of the 75% and 95% gross income tests.
As a REIT, we are subject to a 100% penalty tax on income from “prohibited transactions” (generally, income derived from the sale of property held primarily for sale to customers in the ordinary course of business). We intend to hold our properties for investment with a view to long term appreciation and to engage in the business of acquiring, developing, and owning our properties. We have made, and may in the future make, occasional sales of properties consistent with our investment objectives. We do not intend to enter into any sales that are prohibited transactions. The Internal Revenue Service may contend, however, that one or more of these sales is subject to the 100% penalty tax. We believe that no asset owned by us, the Operating Partnership or the property partnerships is held for sale to customers, and that the sale of any property will not be in the ordinary course of our business, or that of the Operating Partnership or the relevant property partnership. Whether property is held primarily for sale to customers in the ordinary course of a trade or business and, therefore, is subject to the 100% penalty tax, depends on the facts and circumstances in effect from time to time, including those related to a particular property.
Under the Internal Revenue Code, a safe harbor allows us to avoid prohibited transaction treatment if, among other things, (i) we held the disposed property for at least two years and (ii) during the taxable year in which the relevant property was disposed (a) we did not make more than seven property sales, or (b) the aggregate adjusted basis of all properties sold by us during the taxable year did not exceed 10% of our aggregate adjusted basis in our assets as of the beginning of such taxable year, or (c) the aggregate fair market value of all properties sold by us during the taxable year did not exceed 10% of the aggregate fair market value of our assets as of the beginning of such taxable year. For tax years beginning after December 18, 2015, the 10% limitation (both for the aggregate adjusted basis test and the aggregate fair market value test) has been increased to 20% as long as the 3-year average percentage of properties sold during the taxable year, computed in the manner provided in the Internal Revenue Code, does not exceed the 10% limitation. We and the Operating Partnership will attempt to comply with the terms of the applicable safe harbor provisions in the Internal Revenue Code to avoid the characterization of asset sales as prohibited transactions. We may not always be able to comply with the safe harbor provisions of the Internal Revenue Code or avoid owning property that may be characterized as property held primarily for sale to customers in the ordinary course of business.
If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under certain provisions of the Internal Revenue Code. These relief provisions generally will be available if our failure to meet those tests is due to reasonable cause and not to willful neglect, and we timely comply with requirements for reporting each item of our income to the Internal Revenue Service. It is not possible to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above in “-Taxation of CBL,” even if these relief provisions apply, a tax would be imposed attributable to our non-qualifying income.
We may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Under current law, income from “hedging transactions” will not constitute gross income for purposes of the 95% and 75% gross income tests. A “hedging transaction” means any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets. In addition, income from hedging transactions made primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests (or any property which generates such income or gain) also will not constitute gross income for purposes of the 95% and 75% gross income tests. We must properly identify any such hedges in our books and records before the close of the day on which it was acquired, originated, or entered into and satisfy certain other identification requirements. For taxable years beginning after December 31, 2015, if a REIT enters into a qualifying hedge but disposes of the underlying property (or a portion thereof) or the underlying debt (or a portion thereof) is extinguished, the REIT can enter into a hedge of the original qualifying hedge, and income from the subsequent hedge will also not be included in income for purposes of the 75% or 95% gross income tests. To the extent that we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

Asset Tests
In order for us to maintain our qualification as a REIT, we, at the close of each quarter of our taxable year, must also satisfy several tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets. Real estate assets for the purpose of this asset test include (1) our allocable share of real estate assets held by partnerships in which we own an interest or held by qualified REIT subsidiaries and (2) stock or debt instruments held for not more than one year purchased with the proceeds of our stock offering or long-term (at least five years) debt offering, cash items and government securities. Real estate assets are defined to include debt instruments issued by publicly offered REITs that are not secured by a real estate asset (a “nonqualified publicly offered REIT debt instrument”). Although treated as a real estate asset, for taxable years beginning after December 31, 2015, the interest income and gain on the sale of a nonqualified publicly offered REIT debt instrument do not qualify for purposes of the 75% gross income test, and not more than 25% of the value of our total assets may be represented by nonqualified publicly offered REIT debt instruments.
Second, although the remaining 25% of our assets generally may be invested without restriction, securities in this class may not exceed either (1) 5% of the value of our total assets as to any one nongovernment issuer or (2) 10% of the outstanding voting securities of any one issuer.
“Cash” includes foreign currency for purposes of the 75% asset test if we (or one of our qualified business units) use such foreign currency as our functional currency, but only to the extent such currency is held for use in the normal course of our (or our qualified business unit's) activities that produce income qualifying for purposes of the 75% and 95% income tests. If we meet the REIT asset tests as of the close of a quarter we will not fail to meet such tests at the end of a subsequent quarter solely because of a discrepancy caused by fluctuations in foreign currency exchange rates.
Securities for purposes of the above 5% and 10% asset tests may include debt securities, including debt issued by a partnership. However, debt of an issuer will not count as a security for purposes of the 10% value test if the security qualifies for an exception set forth in the Internal Revenue Code. Solely for purposes of the 10% value test, a REIT's interest in the assets of a partnership will be based upon the REIT's proportionate interest in any securities issued by the partnership (including, for this purpose, the REIT's interest as a partner in the partnership and any debt securities issued by the partnership, but excluding any securities qualifying for the “straight debt” or other exceptions described above), valuing any debt instrument at its adjusted issue price.
In addition to the asset tests described above, we are prohibited from owning more than 10% of the value of the outstanding debt and equity securities of any subsidiary other than a qualified REIT subsidiary, subject to an exception. The exception is that we and a non-qualified REIT subsidiary may make a joint election for the subsidiary to be treated as a “taxable REIT subsidiary.” The securities of a taxable REIT subsidiary are not subject to the 10% value test and the 10% voting securities test, and also are exempt from the 5% asset test. However, no more than 25% of the total value of our assets can be represented by securities of one or more taxable REIT subsidiaries (this limit is reduced to 20% for taxable years beginning after December 31, 2017). The Management Company is a taxable REIT subsidiary.
It should be noted that this 25% (20% for taxable years after 2017) value limitation must be satisfied at the end of any quarter in which we increase our interest in the Management Company. In this respect, if any partner of the Operating Partnership exercises its option to exchange interests in the Operating Partnership for shares of common stock (or we otherwise acquire additional interests in the Operating Partnership), we will thereby increase our proportionate (indirect) ownership interest in the Management Company, thus requiring us to recalculate our ability to meet the 25% (20% for taxable years after 2017) value test in any quarter in which the exchange option is exercised. Although we plan to take steps to ensure that we satisfy this value test for any quarter with respect to which retesting is to occur, these steps may not always be successful or may require a reduction in the Operating Partnership's overall interest in the Management Company.
The rules regarding taxable REIT subsidiaries contain provisions generally intended to ensure that transactions between a REIT and its taxable REIT subsidiary occur “at arm's length” and on commercially reasonable terms. These requirements include a provision that prevents a taxable REIT subsidiary from deducting interest on direct or indirect indebtedness to its parent REIT if, under a specified series of tests, the taxable REIT subsidiary is considered to have an excessive interest expense level or debt-to-equity ratio. In addition, a 100% penalty tax can be imposed on the REIT if its loans to, or rental, service or other agreements with, its taxable REIT subsidiary are determined not to be on arm's length terms. No assurance can be given that our loans to, or rental, service or other agreements with, our taxable REIT subsidiaries will be on arm's length terms. A taxable REIT subsidiary is subject to a corporate level tax on its net taxable income, as a result of which our earnings derived through a taxable REIT subsidiary are effectively subject to a corporate level tax notwithstanding our status as a REIT. To the extent that a taxable REIT subsidiary pays dividends to us in a particular calendar year, we may designate a corresponding portion of dividends we pay to our noncorporate stockholders during that year as “qualified dividend income” eligible to be taxed at reduced rates to noncorporate recipients. See “Taxation of U.S. Stockholders” below.
We believe that we are in compliance with the asset tests. Substantially all of our investments are in properties that are qualifying real estate assets.
After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance. We cannot ensure that these steps always will be successful.
If we fail to satisfy the 5% and/or 10% asset tests for a particular quarter, we will not lose our REIT status if the failure is due to the ownership of assets the total value of which does not exceed a specified de minimis threshold, provided that we come into compliance with the asset tests generally within six months after the last day of the quarter in which we identify the failure. In addition, other failures to satisfy the asset tests generally will not result in a loss of REIT status if (i) following our identification of the failure, we file a schedule with a description of each asset that caused the failure; (ii) the failure was due to reasonable cause and not to willful neglect; (iii) we come into compliance with the asset tests generally within six months after the last day of the quarter in which the failure was identified; and (iv) we pay a tax equal to the greater of $50,000 or the amount determined by multiplying the highest corporate tax rate by the net income generated by the prohibited assets for the period beginning on the first date of the failure and ending on the earlier of the date we dispose of such assets or the end of the quarter in which we come into compliance with the asset tests.
Annual Distribution Requirements
In order to remain qualified as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders each year in an amount equal to at least:

(A)
the sum of (1) 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain and (2) 90% of the net income (after-tax), if any, from foreclosure property, minus

(B)	the sum of certain items of noncash income.
In addition, if we dispose of any asset with built-in gain during the 10-year period (or, for assets acquired between January 1, 2015 and August 7, 2016, the 5-year period) beginning on the date we acquired the property from a “C” corporation or became a REIT, we will be required, according to guidance issued by the Internal Revenue Service, to distribute at least 90% of the after tax built-in gain, if any, recognized on the disposition of the asset. These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid on or before the first regular dividend payment after the declaration, provided such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement. With respect to distributions in tax years beginning after December 31, 2015, the aggregate amount of dividends designated by the REIT as a capital gain dividend or qualified dividend income cannot exceed the dividends paid or deemed paid by the REIT under Section 858 of the Internal Revenue Code with respect to such year.
In addition, our “REIT taxable income” will be reduced by any taxes we are required to pay on any gain we recognize from the disposition of any asset we acquired from a corporation that is or has been a C corporation in a transaction in which our basis in the asset is less than the fair market value of the asset, in each case determined as of the date on which we acquired the asset, within the 10-year period (or, for assets acquired between January 1, 2015 and August 7, 2016, the 5-year period) following our acquisition of such asset.

To the extent that we do not distribute all of our net capital gain or distribute at least 90% but less than 100% of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular corporate tax rates. If we so choose, we may retain, rather than distribute, our net long-term capital gains and pay the tax on those gains. In this case, our stockholders would include their proportionate share of the undistributed long-term capital gains in income. However, our stockholders would then be deemed to have paid their share of the tax, which would be credited or refunded to them. In addition, our stockholders would be able to increase their basis in our shares they hold by the amount of the undistributed long-term capital gains, less the amount of capital gains tax we paid, included in the stockholders' long-term capital gains.
Furthermore, if we should fail to distribute during each calendar year at least the sum of:
(1) 85% of our ordinary income for the year,
(2) 95% of our net capital gain income for the year, and
(3) any undistributed taxable income from prior periods,
we would be subject to a 4% excise tax on the excess of the required distribution over the sum of the amounts actually distributed and the amount of any net capital gains we elected to retain and pay tax on. For these and other purposes, dividends declared by us in October, November or December of one taxable year and payable to a stockholder of record on a specific date in any such month shall be treated as both paid by us and received by the stockholder during such taxable year, provided that the dividend is actually paid by us by January 31 of the following taxable year. We intend to make timely distributions sufficient to satisfy all annual distribution requirements.
Our taxable income consists substantially of our distributive share of the income of the Operating Partnership. We expect that our taxable income will be less than the cash flow we receive from the Operating Partnership, due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement.
It is possible that, from time to time, we may experience timing differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of the income and deduction of the expenses in arriving at our taxable income. Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property which exceeds our allocable share of cash attributable to that sale. In these cases, we may have less cash available for distribution than is necessary to meet our annual 90% distribution requirement. To meet the 90% distribution requirement, we may find it appropriate to arrange for short-term or possibly long-term borrowings or to pay distributions in the form of taxable stock dividends. Any borrowings for the purpose of making distributions to stockholders are required to be arranged through the Operating Partnership.
In order to be taken into account for purposes of our distribution requirement, except as provided below, the amount distributed must not be preferential, i.e., every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. The requirement that distributions must not be preferential does not apply to distributions made in our taxable years beginning after December 31, 2014, provided we qualify as a “publicly offered REIT.” We believe that we are, and expect that we will continue to be, a publicly offered REIT.
Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay applicable penalties and interest to the Internal Revenue Service based upon the amount of any deduction taken for deficiency dividends.
Failure to Qualify
If we should fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and asset tests, we may retain our REIT qualification if the failures are due to reasonable cause and not willful neglect, and if we pay a penalty of $50,000 for each such failure.
If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. In this event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders will be taxable as dividend income. In the case of stockholders that are not corporations, any such dividends may be taxable at a maximum rate of 20%. The 3.8% Medicare tax also is applicable to dividend income for certain U.S. stockholders. See “Taxation of U.S. Stockholders - Medicare Tax” below. In addition, subject to certain limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction and noncorporate distributees may be eligible to treat the dividends as “qualified dividend income” taxable at capital gain rates. See “Taxation of U.S. Stockholders” below. Unless we are entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year in which our qualification was lost. It is not possible to state whether we would be entitled to such statutory relief.
Taxation of U.S. Stockholders
As used in this section, the term “U.S. stockholder” means a beneficial owner of our common or preferred stock that for U.S. federal income tax purposes is (1) a citizen or resident of the United States, (2) a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the United States or of any political subdivision of the United States, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if (a) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons has the authority to control all substantial decisions of the trust or (b) it has a valid election in place to be treated as a U.S. person or otherwise is treated as a U.S. person. For any taxable year for which we qualify for taxation as a REIT, amounts distributed to taxable U.S. stockholders will be taxed as follows.
Distributions Generally
Distributions to U.S. stockholders, other than capital gain dividends discussed below, will constitute dividends to those holders up to the amount of our current or accumulated earnings and profits and are taxable to the stockholders as ordinary income. These distributions are not eligible for the dividends-received deduction for corporations. To the extent that we make distributions in excess of our current or accumulated earnings and profits, the distributions will first be treated as a tax-free return of capital, reducing the tax basis in the U.S. stockholder's shares, and distributions in excess of the U.S. stockholder's tax basis in its shares are taxable as capital gain realized from the sale of the shares. Dividends declared by us in October, November or December of any year payable to a U.S. stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the U.S. stockholder on December 31 of the year, provided that we actually pay the dividend during January of the following calendar year. U.S. stockholders may not include on their own income tax returns any of our tax losses.
In general, dividends paid by REITs are not eligible for the 20% maximum tax rate on “qualified dividend income” and, as a result, our ordinary REIT dividends will continue to be taxed at the higher ordinary income tax rate. Dividends received by a noncorporate stockholder could be treated as “qualified dividend income,” however, to the extent we have dividend income from taxable corporations (such as a taxable REIT subsidiary) and to the extent our dividends are attributable to income that is subject to tax at the REIT level (for example, if we distributed less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our common stock becomes ex-dividend. Pursuant to Section 857(g) of the Internal Revenue Code, for taxable years beginning after December 31, 2015, the aggregate amount of dividends designated by us as qualified dividend income or capital gain dividends (discussed below) with respect to any taxable year is limited to the amount of dividends paid by us with respect to such year. For these purposes, dividends paid after the close of the taxable year pursuant to Section 858 of the Internal Revenue Code shall be treated as paid with respect to such year.
We will be treated as having sufficient earnings and profits to treat as a dividend any distribution we make up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed in “Taxation of CBL” above. As a result, our stockholders may be required to treat certain distributions that would otherwise result in a tax-free return of capital as taxable dividends. Moreover, any deficiency dividend will be treated as a dividend - an ordinary dividend or a capital gain dividend, as the case may be - regardless of our earnings and profits.
For purposes of determining whether distributions to our stockholders are out of current or accumulated earnings and profits, our earnings and profits are allocated first to our outstanding preferred stock and then to our outstanding common stock.
Dividends Paid Through a Combination of Cash and Issuance of Additional Shares of Stock
To maintain our qualification as a REIT, we are required each year to distribute to stockholders at least 90% of our net taxable income after certain adjustments. While we currently expect to pay quarterly dividends on our common stock in cash, depending on our liquidity needs, we reserve the right to pay any or all of our quarterly common stock dividends in a combination of shares of common stock and cash in accordance with any applicable Internal Revenue Service guidance. As a result of such a distribution, a U.S. holder generally must include the sum of the value of the common stock and the amount of cash received in its gross income as dividend income to the extent that such holder's share of such a distribution is made out of its share of the portion of our current and accumulated earnings and profits allocable to such distribution. The value of any common stock received as part of a distribution generally is equal to the amount of cash that could have been received instead of the common stock. Depending on the circumstances of the holder, the tax on the distribution may exceed the amount of the distribution received in cash, in which case such U.S. holder would have to pay the tax using cash from other sources. If a U.S. holder sells the stock it receives as a dividend in order to pay this tax and the sales proceeds are less than the amount required to be included in income with respect to the dividend, such holder could have a capital loss with respect to the stock sale that could not be used to offset such dividend income. (Furthermore, with respect to non-U.S. holders, we may be required to withhold U.S. tax with respect to such dividend, including the portion that is payable in stock. For additional information, see “Special Tax Considerations for Non-U.S. Stockholders” below.) A holder that receives common stock pursuant to a distribution generally has a tax basis in such common stock equal to the amount of cash that could have been received instead of such common stock, and a holding period in such common stock that begins on the payment date for the distribution.
Future dividends are determined in the discretion of our Board of Directors and depend on actual and projected cash flow, financial condition, funds from operations, earnings, capital requirements, the annual REIT distribution requirements, contractual prohibitions or other restrictions, applicable law and such other factors as our Board of Directors deems relevant.
Capital Gain Dividends
Dividends to U.S. stockholders that we properly designate as capital gain dividends will be treated as long-term capital gain, to the extent they do not exceed our actual net capital gain and to the extent they do not exceed the limitation under Section 857(g) of the Internal Revenue Code discussed above, for the taxable year without regard to the period for which the stockholder has held his stock. Capital gain dividends are not eligible for the dividends-received deduction for corporations; however, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Noncorporate taxpayers are generally taxable at a current maximum tax rate of 20% for long-term capital gain, but such capital gains also will be subject to the 3.8% Medicare tax on certain U.S. stockholders. See “Medicare Tax” below. A portion of any capital gain dividends received by noncorporate taxpayers might be subject to tax at a 25% rate to the extent attributable to gains realized on the sale of real property that correspond to our “unrecaptured Section 1250 gain.”
If we elect to retain capital gains rather than distribute them, a U.S. stockholder will be deemed to receive a capital gain dividend equal to the amount of its proportionate share of the retained capital gains. In this case, a U.S. stockholder will receive certain tax credits and basis adjustments reflecting the deemed distribution and deemed payment of taxes by the U.S. stockholder.
Tax Considerations Particular to Holders of Depositary Shares
A holder of depositary shares will be considered to own the preferred stock represented thereby. Accordingly, holders of depositary shares will recognize the income and deductions to which they would be entitled if they were actual holders of such preferred stock. In addition:

•
no gain or loss will be recognized for federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares as provided in the applicable deposit agreement for any series of preferred stock;

•
the tax basis of each share of preferred stock to an exchanging owner of depositary shares will, upon the exchange, be the same as the aggregate tax basis of the depositary shares exchanged for such preferred stock; and

•
the holding period for the preferred stock, in the hands of an exchanging owner of depositary shares who held the depositary shares as a capital asset at the time of the exchange, will include the period that the owner held the depositary shares.

Redemptions
The treatment accorded to any redemption of stock by us for cash can only be determined on the basis of particular facts as to each holder at the time of redemption. Under Section 302 of the Internal Revenue Code, a redemption of our stock will be treated as a sale or exchange of such stock only if the redemption (i) results in a “complete termination” of the holder's actual and constructive interest in all classes of our stock, (ii) is “substantially disproportionate” with respect to such holder's interest in our stock, (iii) is “not essentially equivalent to a dividend” with respect to the holder, or (iv) in the case of noncorporate stockholders, is in “partial liquidation” of us. The determination of ownership for purposes of the foregoing tests will be made by taking into account both shares actually owned by such holder and shares constructively owned by such holder pursuant to Section 318 of the Internal Revenue Code.
If the redemption of stock does not meet any of these tests under Section 302 of the Internal Revenue Code, then the redemption proceeds received will be treated as a distribution by us with respect to our stock, which will be treated as a dividend to the extent of our current or accumulated earnings and profits. If the redemption is treated as a dividend, the holder's adjusted tax basis in the redeemed stock will be transferred to any other stock of ours directly held by the holder. If the holder owns no other stock of ours but is deemed to hold the stock of a related person, under certain circumstances, such basis may be transferred to such related person, or it may be lost entirely. Proposed regulations have been issued which, if issued in their current form, when effective, would prohibit the shifting of basis and would defer the recovery of the holder's basis in the stock generally until the conditions described in the preceding paragraph are satisfied.
If a redemption of our stock otherwise treated as a sale or exchange of such stock occurs when there is a dividend arrearage on such stock, a portion of the cash received might be treated as a dividend distribution. The holder will have dividend income to the extent that the dividend arrearage has been declared or the facts show that we were legally obligated to pay the dividend. On the other hand, if the arrearage has not been declared as a dividend and the facts do not show that we were legally obligated to pay the dividend, then, even though the dividend arrearage is included in the redemption price, the entire payment is treated as a part of the sales proceeds of the stock and not as dividend income.
Passive Activity Loss and Investment Interest Limitations
Our distributions and gain from the disposition of our common or preferred stock will not be treated as passive activity income and, therefore, U.S. stockholders may not be able to apply any passive losses against this income or gain. Our dividends, to the extent they do not constitute a return of capital, will generally be treated as investment income for purposes of the investment income limitation. Net capital gain from the disposition of our common or preferred stock and capital gains generally will be eliminated from investment income unless the taxpayer elects to have the gain taxed at ordinary income rates.
Certain Dispositions of Our Common or Preferred Stock
A U.S. stockholder will recognize gain or loss on any taxable sale or other disposition of our common or preferred stock in an amount equal to the difference between (1) the amount of cash and the fair market value of any property received on the sale or other disposition and (2) the U.S. stockholder's adjusted basis in the common or preferred stock. This gain or loss generally will be a capital gain or loss, and will be long-term capital gain or loss if the holder held the securities for more than one year. Noncorporate U.S. stockholders are generally taxable at a current maximum rate of 20% on long-term capital gain, but such capital gains also will be subject to the 3.8% Medicare tax on certain U.S. stockholders. See “Medicare Tax” below. The Internal Revenue Service has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for noncorporate U.S. stockholders) to a portion of capital gain realized by a noncorporate U.S. stockholder on the sale of REIT stock that would correspond to the REIT's “unrecaptured Section 1250 gain.” U.S. stockholders are urged to consult with their own tax advisors with respect to their capital gain tax liability. Generally, a corporate U.S. stockholder will be subject to tax at a maximum rate of 35% on capital gain from the sale of our common stock regardless of its holding period for the stock (38% on taxable income between $15 million and $18.33 million).
In general, any loss upon a sale or exchange of our common stock by a U.S. stockholder who has held such stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent distributions (actually made or deemed made in accordance with the discussion above) from us are required to be treated by such U.S. stockholder as long-term capital gain.
Foreign Account Tax Compliance Act Legislation
The Foreign Account Tax Compliance Act imposes a withholding tax of 30% on dividends and, after December 31, 2018, on gross proceeds from the sale, exchange, redemption or other disposition of our stock paid to certain foreign financial institutions, investment funds and other non-U.S. persons unless various certification, information reporting and certain other requirements are satisfied. In addition, certain countries have entered into intergovernmental agreements with the United States which provide for alternative methods for compliance and withholding obligations for entities domiciled within the country. Accordingly, the status and domicile of the entity through which our stock is held will affect the determination of whether such withholding is required. Similarly, dividends and gross proceeds from the disposition of our stock held by an investor that is a non-financial non-U.S. entity generally will be subject to withholding at a rate of 30% unless such entity either (i) certifies to us that such entity does not have any “substantial United States owners,” (ii) provides certain information regarding its “substantial United States owners,” which we will in turn provide to the Secretary of the Treasury, or (iii) complies with the requirements of an applicable intergovernmental agreement. If the payee is a foreign financial institution, it must comply with the terms of an applicable intergovernmental agreement or enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to certain other account holders. We will not pay any additional amounts to holders in respect of any amounts withheld.
Medicare Tax
A 3.8% Medicare tax is imposed on certain U.S. holders who are individuals, estates or trusts and whose income exceeds certain thresholds. This tax applies to dividends on and gain from the disposition of our shares. Prospective investors are encouraged to consult their own tax advisors regarding the implications of the Medicare tax on their investment in our stock.
Treatment of Tax-Exempt U.S. Stockholders
Our distributions to and any gain upon a disposition of our common or preferred stock by a stockholder that is a tax-exempt entity generally should not constitute unrelated business taxable income, provided that the tax-exempt entity has not financed the acquisition of our common or preferred stock with “acquisition indebtedness” within the meaning of the Internal Revenue Code and that the common or preferred stock is not otherwise used in an unrelated trade or business of the tax-exempt entity. If we were to be a “pension-held REIT” (which we do not expect to be the case) and were to meet certain other requirements, certain pension trusts owning more than 10% of our equity interests could be required to report a portion of any dividends they receive from us as unrelated business taxable income. For tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in us will constitute unrelated business taxable income unless the organization properly sets aside or reserves such amounts for purposes specified in the Internal Revenue Code. These tax-exempt U.S. stockholders should consult their own tax advisors concerning these “set aside” and reserve requirements.
As discussed above in relation to taxable U.S. stockholders, we may elect to retain and pay income tax on our long-term capital gains. If we so elect, each stockholder, including tax-exempt stockholders, will be deemed to receive a capital gain dividend equal to the amount of its proportionate share of the retained capital gains, and will receive certain tax credits and basis adjustments reflecting the deemed distribution and deemed payment of taxes by the U.S. stockholder.
Special Tax Considerations for Non-U.S. Stockholders
The rules governing United States income taxation of non-resident alien individuals, foreign corporations, foreign partnerships and foreign trusts and estates, which we refer to collectively as “non-U.S. stockholders,” are complex, and the following discussion is intended only as a summary of these rules. The discussion does not consider any specific facts or circumstances that may apply to a particular non-U.S. stockholder. Special rules may apply to certain non-U.S. stockholders such as “controlled foreign corporations” and “passive foreign investment companies.” Prospective non-U.S. stockholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws on an investment in our common or preferred stock, including any reporting requirements.
Ordinary Dividends. The portion of dividends received by non-U.S. stockholders payable out of our current and accumulated earnings and profits which are not attributable to capital gains and which are not effectively connected with a U.S. trade or business of the non-U.S. stockholder will be subject to U.S. withholding tax at the rate of 30% (unless reduced by an applicable income tax treaty). In general, non-U.S. stockholders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of our common or preferred stock. In cases where the dividend income from a non-U.S. stockholder's investment in our common or preferred stock is effectively connected with the non-U.S. stockholder's conduct of a U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. stockholder), the non-U.S. stockholder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a corporate non-U.S. stockholder).

Non-Dividend Distributions. Unless our stock constitutes a USRPI (as defined below), distributions by us which are not paid out of our current and accumulated earnings and profits will not be subject to U.S. income or withholding tax. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of our current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund of such amounts from the Internal Revenue Service if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits. If our common or preferred stock constitutes a USRPI, a distribution in excess of current and accumulated earnings and profits will be subject to a 10% withholding tax and may be subject to additional taxation under FIRPTA (as defined below). However, the 10% withholding tax will not apply to distributions already subject to the 30% dividend withholding.
We expect to withhold U.S. federal income tax at the rate of 30% on the gross amount of any distributions of ordinary income made to a non-U.S. stockholder unless (1) a lower treaty rate applies and proper certification is provided or (2) the non-U.S. stockholder files an Internal Revenue Service Form W-8ECI with us claiming that the distribution is effectively connected with the non-U.S. stockholder's conduct of a U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. stockholder). However, the non-U.S. stockholder may seek a refund of such amounts from the Internal Revenue Service if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.
Capital Gain Dividends. Under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, a distribution made by us to a non-U.S. stockholder, to the extent attributable to gains (“USRPI Capital Gains”) from dispositions of United States Real Property Interests, or USRPIs, will be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and therefore will be subject to U.S. income tax at the rates applicable to U.S. stockholders, without regard to whether such distribution is designated as a capital gain dividend. The properties owned by the Operating Partnership generally are USRPIs. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a corporate non-U.S. stockholder that is not entitled to treaty exemption. Notwithstanding the preceding, distributions received on our common or preferred stock, to the extent attributable to USRPI Capital Gains, will not be treated as gain recognized by the non-U.S. stockholder from the sale or exchange of a USRPI if (1) our common or preferred stock is regularly traded on an established securities market located in the United States and (2) the non-U.S. stockholder did not own more than 10% (5% for distributions made before December 18, 2015) of such class of stock at any time during the 1-year period ending on the date of the distribution. The distribution will instead be treated as an ordinary dividend to the non-U.S. stockholder, and the tax consequences to the non-U.S. stockholder will be as described above under “Ordinary Dividends.”
Distributions attributable to our capital gains which are not USRPI Capital Gains generally will not be subject to income taxation, unless (1) investment in the shares is effectively connected with the non-U.S. stockholder's U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. stockholder), in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain (except that a corporate non-U.S. stockholder may also be subject to the 30% branch profits tax) or (2) the non-U.S. stockholder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are present, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.
We generally will be required to withhold and remit to the Internal Revenue Service 35% (or 20% to the extent provided in Treasury Regulations) of any distributions to non-U.S. stockholders that are designated as capital gain dividends, or, if greater, 35% of a distribution that could have been designated as a capital gain dividend. Distributions can be designated as capital gains to the extent of our net capital gain for the taxable year of the distribution. The amount withheld is creditable against the non-U.S. stockholder's U.S. federal income tax liability. This withholding will not apply to any amounts paid to a holder of not more than 10% (5% for amounts paid before December 18, 2015) of our common shares while such shares are regularly traded on an established securities market. Instead, those amounts will be treated as described above under “Ordinary Dividends.”
Sale of our Stock. If our common or preferred stock does not constitute a USRPI, a sale of our common or preferred stock by a non-U.S. stockholder generally will not be subject to U.S. federal income taxation unless (1) investment in the common or preferred stock is effectively connected with the non-U.S. stockholder's U.S. trade or business, in which case, as discussed above, the non-U.S. stockholder would be subject to the same treatment as U.S. stockholders on the gain, (2) investment in the common or preferred stock is attributable to a permanent establishment that the non-U.S. stockholder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. stockholder to U.S. taxation on a net income basis, in which case the same treatment would apply to the non-U.S. stockholder as to U.S. stockholders with respect to the gain or (3) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and who has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.
The offered securities will not constitute a USRPI if we are a domestically controlled REIT. A domestically controlled REIT is a REIT in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by non-U.S. stockholders. We believe we are a domestically controlled REIT, and therefore that the sale of our common or preferred stock will not be subject to taxation under FIRPTA. However, because we are publicly traded, we cannot guarantee that we are or will continue to be a domestically controlled REIT.
If we did not constitute a domestically controlled REIT, whether a non-U.S. stockholder's sale of our common or preferred stock would be subject to tax under FIRPTA as sale of a USRPI would depend on whether the common or preferred stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market (e.g., the New York Stock Exchange, on which the common or preferred stock will be listed) and on the size of the selling stockholder's interest in our company. If the gain on the sale of our common or preferred stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to the gain, and subject to applicable alternative minimum tax or a special alternative minimum tax in the case of nonresident alien individuals. In any event, a purchaser of our common or preferred stock from a non-U.S. stockholder will not be required under FIRPTA to withhold on the purchase price if the purchased common or preferred stock is regularly traded on an established securities market or if we are a domestically controlled REIT. Otherwise, under FIRPTA, the purchaser of common or preferred stock may be required to withhold 15% (10% for dispositions occurring before February 17, 2016) of the purchase price and remit that amount to the Internal Revenue Service.
Information Reporting Requirements and Backup Withholding Tax
U.S. Stockholders
We will report to our stockholders and to the Internal Revenue Service the amount of distributions paid during each calendar year and the amount of tax withheld, if any, with respect to the paid distributions.
Under certain circumstances, U.S. stockholders may be subject to backup withholding on payments made with respect to, or on cash proceeds of a sale or exchange of, our common or preferred stock. Backup withholding generally will apply if the holder:

(1)	fails to furnish its taxpayer identification number, which, for an individual, would be the individual's social security number,

(2)	furnishes an incorrect taxpayer identification number,

(3)	is notified by the Internal Revenue Service that it has failed to report properly payments of interest and dividends, or

(4)
under certain circumstances fails to certify, under penalty of perjury, that it has furnished a correct taxpayer identification number and has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments.

Backup withholding generally will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. U.S. stockholders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining this exemption.
Any amount paid as back-up withholding will be credited against the stockholder's income tax liability. Currently, the back-up withholding rate is 28%. In addition, we may be required to withhold a portion of any capital gain distributions made to any stockholders who fail to certify their non-foreign status to us. A stockholder that does not provide us with his correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service.

Non-U.S. Stockholders
Proceeds from a disposition of our common or preferred stock will not be subject to information reporting and backup withholding if the beneficial owner of the common or preferred stock is a non-U.S. stockholder. However, if the proceeds of a disposition are paid by or through a United States office of a broker, the payment may be subject to backup withholding or information reporting if the broker cannot document that the beneficial owner is a non-U.S. person. In order to document the status of a non-U.S. stockholder, a broker may require the beneficial owner of the common or preferred stock securities to provide it with a completed, executed Internal Revenue Service Form W-8BEN or Form W-8BEN-E, certifying under penalty of perjury to the beneficial owner's non-U.S. status.
A non-U.S. stockholder should consult its tax advisor regarding application of withholding and backup withholding in its particular circumstance and the availability of and procedure for obtaining an exemption from withholding and backup withholding under current Treasury Regulations.
Refunds
Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a stockholder will be allowed as a credit against any U.S. federal income tax liability of the stockholder. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required procedures are followed.
State and Local Taxation
We and our stockholders may be subject to state or local taxation in various jurisdictions, including those in which we or our stockholders transact business or reside. The state and local tax treatment of us and our stockholders may not conform to the U.S. federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our company.
Taxation of Debt Securities
The following summary describes certain material United States federal income tax consequences of acquiring, owning and disposing of debt securities issued by the Operating Partnership. This discussion assumes the debt securities will be issued with no more than a de minimis amount of original issue discount for United States federal income tax purposes.
U.S. Holders
Stated Interest and Market Discount. U.S. holders of debt securities will be required to include stated interest on the debt securities in gross income for federal income tax purposes in accordance with their methods of accounting for tax purposes. Purchasers of debt securities should be aware that the holding and disposition of debt securities may be affected by the market discount provisions of the Internal Revenue Code. These rules generally provide that if a U.S. holder of a debt security purchases it at a market discount and thereafter recognizes gain on a disposition of the debt security, including a gift or payment on maturity, the lesser of the gain or appreciation, in the case of a gift, and the portion of the market discount that accrued while the debt security was held by the U.S. holder will be treated as ordinary interest income at the time of the disposition. For this purpose, a purchase at a market discount includes a purchase after original issuance at a price below the debt security’s stated principal amount. The market discount rules also provide that a U.S. holder who acquires a debt security at a market discount and who does not elect to include the market discount in income on a current basis may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry the debt security until the U.S. holder disposes of the debt security in a taxable transaction.
A U.S. holder of a debt security acquired at a market discount may elect to include the market discount in income as the discount on the debt security accrues, either on a straight line basis, or, if elected, on a constant interest rate basis. The current inclusion election, once made, applies to all market discount obligations acquired by the U.S. holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service. If a U.S. holder of a debt security elects to include market discount in income in accordance with the preceding sentence, the foregoing rules with respect to the recognition of ordinary income on a sale or particular other dispositions of such debt security and the deferral of interest deductions on indebtedness related to such debt security would not apply.
Amortizable Bond Premium. Generally, if the tax basis of a debt security held as a capital asset exceeds the amount payable at maturity of the debt security, the excess may constitute amortizable bond premium that the U.S. holder may elect to amortize under the constant interest rate method and deduct the amortized premium over the period from the U.S. holder’s acquisition date to the debt security’s maturity date. A U.S. holder who elects to amortize bond premium must reduce the tax basis in the related debt security by the amount of the aggregate deductions allowable for amortizable bond premium.
The election to amortize bond premium, once made, applies to all premium bonds held by the U.S. Holder on the first day of the first taxable year to which the election applies and to all premium bonds acquired on and after that day.  The election may not be revoked without the consent of the Internal Revenue Service.
The amortizable bond premium deduction is treated as an offset to interest income on the related security for federal income tax purposes. Each prospective purchaser is urged to consult its tax advisor as to the consequences of the treatment of this premium as an offset to interest income for federal income tax purposes.
Payments in Excess of Stated Interest and Principal. In certain circumstances, the Operating Partnership may be obligated to make payments in excess of stated interest and the principal amount of the debt securities. Unless otherwise provided in the prospectus supplement pursuant to which any such debt securities are issued, the Operating Partnership intends to take the position that the debt securities should not be treated as contingent payment debt instruments because of these additional payments. This position is based in part on assumptions regarding the likelihood, as of the date of issuance of the debt securities, that such additional amounts will have to be paid. Assuming such position is respected, any amounts paid to a U.S. holder pursuant to any such redemption or repurchase, as applicable, would be taxable as described below in “- U.S. Holders - Disposition.” This position is binding on a U.S. holder unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. The Internal Revenue Service, however, may take a position contrary to the Operating Partnership’s position, which could affect the timing and character of a U.S. holder’s income and the timing of deductions with respect to the debt securities. U.S. holders are urged to consult their tax advisors regarding the potential application to our debt securities of the contingent payment debt instrument rules and the consequences thereof.
Disposition. In general, a holder of a debt security will recognize gain or loss upon the sale, exchange, redemption, payment upon maturity or other taxable disposition of the debt security. The gain or loss is measured by the difference between (a) the amount of cash and the fair market value of property received and (b) the U.S. holder’s tax basis in the debt security as increased by any market discount previously included in income by the U.S. holder and decreased by any amortizable bond premium deducted over the term of the debt security. However, the amount of cash and the fair market value of other property received excludes cash or other property attributable to the payment of accrued interest not previously included in income, which amount will be taxable as ordinary income. Subject to the market discount and amortizable bond premium rules described above, any gain or loss will generally be long-term capital gain or loss, provided the debt security was a capital asset in the hands of the U.S. holder and had been held for more than one year.
Non-U.S. Holders
Interest. Interest paid to a non-U.S. holder on its debt securities that is not effectively connected with such holder’s conduct of a United States trade or business will not be subject to United States federal withholding tax, provided that:

•	such holder does not actually or constructively own a 10% or greater interest in the Operating Partnership’s capital or profits;

•	such holder is not a controlled foreign corporation with respect to which the Operating Partnership is a “related person” within the meaning of Section 864(d)(4) of the Code;

•	such holder is not a bank that received such interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•
(a) the non-U.S. holder certifies in a statement provided to the Operating Partnership or its paying agent, under penalties of perjury, that it is not a United States person within the meaning of the Code and provides its name and address, (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the debt securities on behalf of the non-U.S. holder certifies to the Operating Partnership or its paying agent under penalties of perjury that it, or the financial institution between it and the non-U.S. holder, has received from the non-U.S. holder a statement, under penalties of perjury, that such holder is not a United States person and provides the Operating Partnership or its paying agent with a copy of such statement or (c) the non-U.S. holder holds its debt securities directly through a “qualified intermediary” and certain conditions are satisfied.

The statement may be made on an Internal Revenue Service Form W-8BEN, Form W-8BEN-E, or a substantially similar form, and the non-U.S. holder must inform the withholding agent of any change in the information on the statement within 30 days of such change.
A non-U.S. holder generally will also be exempt from withholding tax on interest if such amount is effectively connected with such holder’s conduct of a United States trade or business and the holder provides the Operating Partnership with appropriate certification (as discussed below under “- Non-U.S. Holders - United States Trade or Business”).
If a non-U.S. holder does not satisfy the requirements above, interest paid to such non-U.S. holder generally will be subject to a 30% United States federal withholding tax. Such rate may be reduced or eliminated under a tax treaty between the United States and the non-U.S. holder’s country of residence. To claim a reduction or exemption under a tax treaty, a non-U.S. holder must generally complete an Internal Revenue Service Form W‑8BEN or Form W‑8BEN-E (or applicable successor form) and claim the reduction or exemption on the form.
Sale or Other Taxable Disposition of the Debt Securities. A non-U.S. holder generally will not be subject to United States federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other taxable disposition of a debt security so long as (i) the gain is not effectively connected with the conduct by the non-U.S. holder of a United States trade or business (or, if a tax treaty applies, the gain is not attributable to a United States permanent establishment maintained by such non-U.S. holder) and (ii) in the case of a non-U.S. holder who is an individual, such non-U.S. holder is not present in the United States for 183 days or more in the taxable year of disposition or certain other requirements are not met. A non-U.S. holder who is an individual and does not meet this exemption should consult his or her tax advisor regarding the potential liability for United States federal income tax on such holder’s gain realized on a debt security.
In certain circumstances, the Operating Partnership may be required to make certain payments in excess of stated interest and the principal amount of the debt securities. Except as otherwise described in the applicable prospectus supplement, such payments generally should be treated as additional amounts paid for the debt securities, subject to the rules described above.
United States Trade or Business. If interest paid on a debt security or gain from a disposition of a debt security is effectively connected with a non-U.S. holder’s conduct of a United States trade or business (and, if an income tax treaty applies, the non-U.S. holder maintains a United States permanent establishment to which such amounts are generally attributable), the non-U.S. holder generally will be subject to United States federal income tax on the interest or gain on a net basis in the same manner as if it were a U.S. holder. If a non-U.S. holder is subject to United States federal income tax on the interest on a net basis, the 30% withholding tax described above will not apply (assuming an appropriate certification is provided, generally on Internal Revenue Service Form W-8ECI). A non-U.S. holder that is a corporation may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a debt security or gain from a disposition of a debt security will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the corporation of a United States trade or business.
Foreign Account Tax Compliance Act Legislation
The Foreign Account Tax Compliance Act imposes a withholding tax of 30% on interest payments, and, after December 31, 2018, on gross proceeds from the sale, exchange, retirement, redemption or other disposition of our debt paid to certain foreign financial institutions, investment funds and other non-U.S. persons unless various certification, information reporting and certain other requirements are satisfied. In addition, certain countries have entered into intergovernmental agreements with the United States which provide for alternative methods for compliance and withholding obligations for entities domiciled within the country. Accordingly, the status and domicile of the entity through which our debt is held will affect the determination of whether such withholding is required. Similarly, interest and gross proceeds from the disposition of our debt held by an investor that is a non-financial non-U.S. entity generally will be subject to withholding at a rate of 30% unless such entity either (i) certifies to us that such entity does not have any “substantial United States owners,” (ii) provides certain information regarding its “substantial United States owners,” which we will in turn provide to the Secretary of the Treasury, or (iii) complies with the requirements of an applicable intergovernmental agreement. If the payee is a foreign financial institution, it must comply with the terms of an applicable intergovernmental agreement or enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to certain other account holders. These withholding obligations, however, will not apply to debt securities issued before July 1, 2014, provided such debt securities are not “significantly modified” on or after July 1, 2014. We will not pay any additional amounts to holders in respect of any amounts withheld.
Tax Aspects of the Operating Partnership
The following discussion summarizes material U.S. federal income tax considerations applicable solely to our investment in the Operating Partnership through CBL Holdings I and CBL Holdings II. The discussion does not cover state or local tax laws or any U.S. federal tax laws other than income tax laws.
Income Taxation of the Operating Partnership and Its Partners
Partners, Not the Operating Partnership, Subject to Tax. A partnership is not a taxable entity for U.S. federal income tax purposes. Rather, we will be required to take into account our allocable share of the Operating Partnership's income, gains, losses, deductions and credits for any taxable year of the Operating Partnership ending within or with our taxable year, without regard to whether we have received or will receive any direct or indirect distribution from the Operating Partnership.
Operating Partnership Allocations. Although a partnership agreement will generally determine the allocation of income and losses among partners, these allocations will be disregarded for tax purposes under Section 704(b) of the Internal Revenue Code if they do not comply with the provisions of that section and the Treasury Regulations promulgated under that section.
If an allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to the item. The Operating Partnership's allocations of taxable income and loss, and those of the property partnerships, are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated under that section.
Tax Allocations with Respect to Contributed Properties. Under Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for U.S. federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss that generally is equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of the property at that time (the “book-tax difference”). The partnership agreement for the Operating Partnership requires allocations of income, gain, loss and deduction attributable to contributed property to be made by the Operating Partnership in a manner that is consistent with Section 704(c) of the Internal Revenue Code.
In general, the partners who contributed appreciated assets to the Operating Partnership will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by the Operating Partnership of the contributed assets (including some of our properties). This will tend to eliminate the book-tax difference over time. However, the special allocation rules under Section 704(c) of the Internal Revenue Code do not always entirely rectify the book-tax difference on an annual basis or with respect to a specific taxable transaction, such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership may, as to certain contributed assets, cause us to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of such contributed assets, in excess of the economic or book income allocated to us as a result of such sale. This may cause us to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements. See “-Requirements for Qualification - Annual Distribution Requirements,” above. In addition, the application of Section 704(c) of the Internal Revenue Code to the Operating Partnership is not entirely clear and may be affected by authority that may be promulgated in the future.

Basis in Operating Partnership Interest. Our adjusted tax basis in our indirect partnership interest in the Operating Partnership generally (1) will be equal to the amount of cash and the basis of any other property that we contribute to the Operating Partnership, (2) will be increased by (a) our allocable share of the Operating Partnership's income and (b) our allocable share of certain indebtedness of the Operating Partnership and of the property partnerships and (3) will be reduced, but not below zero, by our allocable share of (a) the Operating Partnership's loss and (b) the amount of cash distributed directly or indirectly to us, and by constructive distributions resulting from a reduction in our share of certain indebtedness of the Operating Partnership and of the property partnerships. With respect to increases in our adjusted tax basis in our indirect partnership interest in the Operating Partnership resulting from certain indebtedness of the Operating Partnership, Section 752 of the Internal Revenue Code and the regulations promulgated under that section provide that a partner may include its share of partnership liabilities in its adjusted tax basis of its interest in the partnership to the extent the partner bears the economic risk of loss with respect to the liability. Generally, a partnership's non-recourse debt is shared proportionately by the partners. However, if a partner guarantees partnership debt or is personally liable for all or any portion of the debt, the partner will be deemed to bear the economic risk of loss for the amount of the debt for which it is personally liable. Thus, the partner may include that amount in its adjusted tax basis of its interest in the partnership.
By virtue of our status as the sole stockholder of CBL Holdings I, which is the sole general partner of the Operating Partnership, we will be deemed to bear the economic risk of loss with respect to indebtedness of the Operating Partnership that is not nonrecourse debt as defined in the Internal Revenue Code. As a result, our adjusted tax basis in our indirect partnership interest in the Operating Partnership may exceed our proportionate share of the total indebtedness of the Operating Partnership.
If the allocation of our distributive share of the Operating Partnership's loss would reduce the adjusted tax basis of our partnership interest in the Operating Partnership below zero, the recognition of the loss will be deferred until the recognition of the loss would not reduce our adjusted tax basis below zero. To the extent that the Operating Partnership's distributions, or any decrease in our share of the nonrecourse indebtedness of the Operating Partnership or of a property partnership, would reduce our adjusted tax basis below zero, such distributions and constructive distributions will normally be characterized as capital gain, and if our partnership interest in the Operating Partnership has been held for longer than the long-term capital gain holding period (currently, one year), the distributions and constructive distributions will constitute long-term capital gain. Each decrease in our share of the nonrecourse indebtedness of the Operating Partnership or of a property partnership is considered a constructive cash distribution to us.
Depreciation Deductions Available to the Operating Partnership. The Operating Partnership was formed in 1993 principally by way of contributions of certain properties or appreciated interests in property partnerships owning properties. Accordingly, the Operating Partnership's depreciation deductions attributable to the properties will be based on the contributing partners' depreciation schedules and in some cases on new schedules under which the property will be depreciated on depreciation schedules of up to 40 years, using, initially, the adjusted basis of the contributed assets in the hands of the contributing partners.
Sale of the Operating Partnership's Property
Generally, any gain realized by the Operating Partnership on the sale of property held by the Operating Partnership or a property partnership or on the sale of a partnership interest in a property partnership will be capital gain, except for any portion of the gain that is treated as depreciation or cost recovery recapture. Any unrealized gain attributable to the excess of the fair market value of the properties over their adjusted tax bases at the time of contribution to the Operating Partnership must, when recognized by the Operating Partnership, generally be allocated to the limited partners, including CBL & Associates, Inc., under Section 704(c) of the Internal Revenue Code and Treasury Regulations promulgated under that section.
In the event of the disposition of any of the properties which have pre-contribution gain, all income attributable to the then existing unamortized pre-contribution gain will be allocated to the limited partners of the Operating Partnership, including to us, but we generally will be allocated only our share of capital gains attributable to depreciation deductions we enjoyed and appreciation, if any, occurring since the acquisition of our interest in the Operating Partnership. Any decision relating to the potential sale of any property that would result in recognition of gain of this kind leading to the recognition of disproportionately higher taxable income by CBL & Associates, Inc. or any of its affiliates will be made by the independent directors on our Board of Directors. The Operating Partnership has entered into tax protection agreements with certain of the limited partners that originally contributed such properties which, during the periods specified in each agreement, may require the Operating Partnership to make specified payments to such limited partners in connection with any sale of the covered property calculated by reference to the amount of such limited partners' anticipated income tax liability arising from the sale.
Our share of any gain realized by the Operating Partnership on the sale of any property held by the Operating Partnership or property partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Operating Partnership's or property partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is inventory or other property held primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. Prohibited transaction income of this kind will also have an adverse effect upon our ability to satisfy the gross income tests for REIT status. For more information regarding the penalty tax and gross income tests, see “-Requirements for Qualification-Income Tests” above. The Operating Partnership and the property partnerships intend to hold their properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the properties and other shopping centers and to make occasional sales of the properties, including peripheral land, that are consistent with the Operating Partnership's and the property partnerships' investment objectives.